Exhibit (a)(1)(ix)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your dealer, broker, bank manager, lawyer or other professional advisor.

NOTICE OF EXTENSION AND VARIATION by TELUS CORPORATION of its OFFERS TO PURCHASE FOR CASH

all of the outstanding Class A Restricted Voting Shares, Class B Non-Voting Shares, Warrants 2005 and Warrants 2008 of

MICROCELL TELECOMMUNICATIONS INC.

on the basis of

Cdn.$29.00 per Class A Restricted Voting Share	Cdn.$9.67 per Warrant 2005
Cdn.$29.00 per Class B Non-Voting Share	Cdn.$8.89 per Warrant 2008

On June 22, 2004, TELUS Corporation (“TELUS” or the “Offeror”) extended and varied its Offers by notice delivered to Computershare Trust Company of Canada (the “Depositary”).

The Offers, as extended and varied, will be open for acceptance until 9 p.m., Toronto time, on July 22, 2004, unless further extended or withdrawn.

Securityholders who have validly deposited and not withdrawn their Securities need take no further action to accept the Offers. Securityholders who wish to accept the Offers must properly complete and duly execute the Letter of Acceptance and Transmittal (which for Shares was printed on blue paper and for Warrants was printed on yellow paper) that accompanied the Offers to Purchase and Circular dated May 17, 2004, or a facsimile thereof, and deposit it, together with certificates representing their Shares or Warrants, as the case may be, in accordance with the instructions in the applicable Letter of Acceptance and Transmittal. Alternatively, Securityholders may follow the procedures for (1) book-entry transfer of Securities described in Section 3 of the Offers to Purchase, “Manner of Acceptance - Book Entry Transfer” or (2) guaranteed delivery described in Section 3 of the Offers to Purchase, “Manner of Acceptance - Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (which for Shares was printed on green paper and for Warrants was printed on orange paper) that accompanied the Offers to Purchase and Circular dated May 17, 2004, or a facsimile thereof. Persons whose Securities are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offers.

Questions and requests for assistance may be directed to RBC Dominion Securities Inc. in Canada, to RBC Capital Markets Corporation in the United States (the “Dealer Managers”) or to the Depositary. Additional copies of this Notice of Extension and Variation, the Offers to Purchase and Circular dated May 17, 2004, the Letters of Acceptance and Transmittal and the Notices of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers or the Depositary at their respective offices shown on the last page of this Notice of Extension and Variation.

No person has been authorized to give any information or make any representation other than those contained in this Notice of Extension and Variation, the Offers to Purchase and Circular dated May 17, 2004, the accompanying Letters of Acceptance and Transmittal and the Schedule TO filed with the SEC, as amended, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Offers have not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offers or upon the adequacy of the information contained in this Notice of Extension and Variation. Any representation to the contrary is unlawful.

This Notice of Extension and Variation does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Securityholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offers to Securityholders in any such jurisdiction.

The Dealer Manager for the Offers is: RBC Capital Markets

In Canada: RBC Dominion Securities Inc.	In the United States: RBC Capital Markets Corporation

June 22, 2004

NOTICE TO SECURITYHOLDERS IN THE UNITED STATES

The enforcement by Securityholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is governed by the laws of British Columbia, that the majority of its officers and directors reside outside the United States, that some of the Dealer Managers or experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Securityholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Securityholders of Microcell should be aware that the purchase by the Offeror of the Securities held by them as described herein may have tax consequences both in the United States and Canada. The material tax consequences for Securityholders who are resident in, or citizens of, the United States or Canada are described in Section 16 of the Circular, “Material Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “Material United States Federal Income Tax Considerations”, respectively.

EXCHANGE RATE INFORMATION

TELUS publishes its consolidated financial statements in Canadian dollars. In this Notice of Extension and Variation, except where otherwise indicated, all references to “dollars” or “$” are to Canadian dollars. The Bank of Canada noon spot exchange rate on June 22, 2004 was Cdn.$1.3590 = U.S.$1.00. If applicable to a Securityholder’s situation, the Securityholder should obtain a current quote of the exchange rate before deciding whether to deposit his, her or its Securities.

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NOTICE OF EXTENSION AND VARIATION

June 22, 2004

TO: THE HOLDERS OF SHARES AND WARRANTS OF MICROCELL

By notice to the Depositary and as set forth in this notice of extension and variation (the “Notice of Extension and Variation”), TELUS has extended and varied its Offers dated May 17, 2004 pursuant to which it is offering to purchase all of the issued and outstanding class A restricted voting shares (the “Class A Shares”), class B non-voting shares (the “Class B Shares” and, collectively with the Class A Shares, together with the associated Rights, the “Shares”, including Shares issuable upon the exercise of outstanding options, warrants or other conversion or exchange rights other than the Rights), Warrants 2005 and Warrants 2008 (collectively, the “Warrants”, and together with the Shares, the “Securities”) of Microcell Telecommunications Inc. (“Microcell” or the “Company”), on the basis of $29.00 for each Class A Share, $29.00 for each Class B Share, $9.67 for each Warrant 2005 and $8.89 for each Warrant 2008, in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offers to Purchase and Circular dated May 17, 2004.

Except as otherwise set forth in this Notice of Extension and Variation, the terms and conditions previously set forth in the Offers to Purchase and Circular dated May 17, 2004, the accompanying Letters of Acceptance and Transmittal and the Schedule TO filed with the SEC, as amended (the “Original Offers”) continue to be applicable in all respects and this Notice of Extension and Variation should be read in conjunction with the Original Offers. Unless the context requires otherwise, terms not defined herein have the meanings set forth in the Original Offers. The term “Offers” means the Original Offers as amended by this Notice of Extension and Variation.

All holders of Shares who deposit their Shares to the Offers will receive the price of $29.00 in cash for each Share taken up under the Offers. All holders of Warrants 2005 and Warrants 2008 who deposit their Warrants to the Offers will receive the price of $9.67 in cash per Warrant 2005 and $8.89 in cash per Warrant 2008 for Warrants taken up under the Offers.

1.	Extension of the Offers

The Offeror has extended the Offers by extending the Expiry Time for the Offers from 9 p.m., Toronto time, on June 22, 2004 to 9 p.m., Toronto time, on July 22, 2004, unless the Offeror further extends the period during which the Offers are open for acceptance pursuant to Section 5 of the Offers to Purchase, “Extension and Variation of the Offers”. Accordingly, the definition of “Expiry Time” in the Original Offers is amended to read in full as follows:

““Expiry Time” means, with respect to an Offer, 9 p.m., Toronto time, on July 22, 2004, or such later time and date, with respect to an Offer, as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offers to Purchase, “Extension and Variation of the Offers”;”

2.	Conditions

The Offeror has varied the Class A Offer by revising the conditions to the Class A Offer set out in paragraphs (c), (g) and (l) of Section 4 of the Offers to Purchase, “Conditions of the Offers – Conditions of the Class A Offer” to read in full as follows:

“(c)	all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those of Industry Canada and of any stock exchanges or other securities or regulatory authorities) that, in the Offeror’s reasonable judgement, are necessary or desirable to complete the Offers, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable judgement;”

“(g)	the Offeror shall have determined in its reasonable judgement that there shall not have occurred (or if there shall have occurred prior to the commencement of the Offers, there shall not have been generally disclosed or the Offeror shall not otherwise have discovered) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or

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otherwise), whether contractual or otherwise, of the Company or its entities which is or may be adverse to the Company or any of its entities or the value of the Securities to the Offeror;”

“(l)	if any other potential acquiror of any Securities or of a significant portion of the assets of the Company or any other Person considering (or seeking information in order to consider) any take-over bid, merger, amalgamation, statutory arrangement or similar business combination with the Company shall have been provided with, or shall have been given access to, non-public information relating to the Company or access to management of the Company, at any time within 120 days prior to the announcement of the Offers, or at any time after the announcement of the Offers, then the Company shall have provided or given access to the Offeror the same non-public information relating to the Company and access to management of the Company on substantially the same terms and conditions as may be imposed on such other potential acquiror or Person, provided that no such term or condition shall be imposed on the Offeror that would be inconsistent with or would render the Offeror unable to complete the acquisition of the Securities pursuant to the Offers, a Compulsory Acquisition or any Subsequent Acquisition Transaction;”

For a full discussion of the conditions of the Offers, please see Section 4 of the Offers to Purchase, “Conditions of the Offers”.

3.	Recent Developments

Confidentiality Agreement

On May 25, 2004, a representative of J.P. Morgan Securities Inc. (together with its affiliate J.P. Morgan Canada Securities Inc., “J.P. Morgan”), one of Microcell’s financial advisors in connection with the Offers, contacted Robert G. McFarlane, Executive Vice-President and Chief Financial Officer of TELUS, regarding a possible confidentiality agreement between Microcell and TELUS. On May 27, 2004, a representative of J.P. Morgan and Mr. McFarlane had a discussion, in the course of which they agreed to arrange for Microcell’s and TELUS’ respective legal counsel to have preliminary discussions regarding the terms of the possible confidentiality agreement. On June 22, 2004, Microcell and TELUS entered into a confidentiality agreement pursuant to which Microcell has agreed to disclose certain non-public information relating to the Company and its subsidiaries and affiliates to TELUS and its representatives.

The terms of the confidentiality agreement do not restrict the ability of TELUS to complete the Offers and the transactions contemplated by Section 5 of the Circular, any amendment, extension or variation of the Offers, or certain other transactions, including any other offers made by TELUS for all of the outstanding Securities. Under the terms of the confidentiality agreement, TELUS has agreed that it will take up and pay for any Securities pursuant to the Offers or any other offer(s) only if it is in a position, as a result thereof, to acquire more than either (a) 50% of the total number of outstanding Class A Shares and Class B Shares or (b) 50% of the total number of outstanding Class A Shares and Class B Shares on a fully-diluted basis.

Competition Act

On May 14, 2004, TELUS submitted to the Commissioner a “short form” pre-merger notification under the Competition Act in respect of the Offers. The applicable waiting period in respect of the pre-merger notification expired on May 28, 2004. On June 4, 2004, the Competition Bureau advised TELUS that it was characterizing the transactions contemplated by the Offers as “very complex”. Very complex merger transactions necessitate substantial assessments and a greater volume of work by the Competition Bureau than that which is required in typical transactions. TELUS continues to cooperate with the Competition Bureau to facilitate its review of the transactions contemplated by the Offers.

4.	Withdrawal of Deposited Securities

Securityholders have the right to withdraw Securities deposited pursuant to the Offers under the circumstances and in the manner described in Section 6 of the Offers to Purchase, “Withdrawal of Deposited Securities”. Under the terms of the Offers, Securities deposited pursuant to the Offers may be withdrawn by or on behalf of the depositing Securityholders: (i) at any time prior to the Expiry Time; (ii) if the Shares or Warrants have not been paid for by the Offeror within three business days after having been taking up; or (iii) as required by the Exchange Act, at any time after July 15, 2004, provided that the Shares or Warrants have not been accepted for payment by the Offeror prior to

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the receipt by the Depositary of the notice of withdrawal in respect of such Shares or Warrants. See Section 6 of the Offers to Purchase, “Withdrawal of Deposited Securities”.

5.	Take Up of and Payment for Deposited Securities

Upon the terms and subject to the conditions of the Offers (including, if the Offers are further extended or varied, the terms and conditions of any such extension or variation), the Offeror will take up Securities validly deposited under the Offers, and not withdrawn prior to the Expiry Time pursuant to Section 6 of the Offers to Purchase, “Withdrawal of Deposited Securities”, promptly following the Expiry Time and, after such take up, will promptly pay for the Securities taken up pursuant to applicable law. See Section 7 of the Offers to Purchase, “Take Up and Payment for Deposited Securities”.

6.	Amendments to the Original Offers

The Original Offers shall be read as amended in order to give effect to the specified amendments set forth in this Notice of Extension and Variation.

7.	Directors’ Approval

The contents of this Notice of Extension and Variation have been approved, and the sending thereof to the Securityholders has been authorized by the Board of Directors of the Offeror.

8.	Offerees’ Statutory Rights

Securities legislation in certain of the provinces of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province for the particulars of those rights or consult with a lawyer.

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CERTIFICATE

DATED: June 22, 2004

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Securities which are the subject of the Offers.

(Signed) DARREN ENTWISTLE President and Chief Executive Officer	(Signed) ROBERT G. MCFARLANE Executive Vice-President and Chief Financial Officer

On behalf of the Board of Directors of TELUS

(Signed) BRIAN A. CANFIELD Director	(Signed) BRIAN F. MACNEILL Director

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The Depositary for the Offers is:

COMPUTERSHARE TRUST COMPANY OF CANADA

By Mail P.O. Box 7021 31 Adelaide St. E. Toronto ON M5C 3H2 Attention: Corporate Actions	By Registered Mail, Hand or by Courier 100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions

Toll Free: 1-866-982-8786 E-Mail: service@computershare.com

Montreal 650 de Maisonneuve Blvd West Suite 700 Montreal, QC H3A 3T2	Vancouver 510 Burrard Street 2nd Floor Vancouver, BC V6C 3B9	Calgary Western Gas Tower Suite 600, 530 8th Avenue S.W. Calgary, AB T2P 3S8

The Dealer Manager for the Offers is:

RBC CAPITAL MARKETS

In Canada: RBC Dominion Securities Inc. P.O. Box 50, Royal Bank Plaza Toronto, Ontario M5J 2W7 Canada Telephone: (416) 842-7519 Toll Free: 1-888-720-1216	In the United States: RBC Capital Markets Corporation Two Embarcadero Center Suite 1200 San Francisco, California 94111 U.S.A. Telephone: (415) 633-8513 Toll Free: 1-888-720-1216

Any questions and requests for assistance may be directed by Securityholders to the Dealer Managers or the Depositary at their respective telephone numbers and locations set out above.